Exhibit 4.5

AMENDMENT AND WAIVER REQUEST

Toronto Dominion (Texas) LLC as Facility Agent

For the attention of Mr. Rory McCarthy

Triton Court, 14/18 Finsbury Square

London EC2A 1DB

KBC Bank NV as Security Agent

For the attention of

Havenlaan 2

B-1080 Brussels

Belgium

BY FACSIMILE AND E-MAIL

July 31, 2009

Dear Sirs,

We refer to the credit facilities agreement dated August 1, 2007 (as amended and restated from time to time), by and among Telenet BidCo NV, Telenet NV, UPC Belgium NV (which was subsequently merged into Telenet NV), ABN Amro Bank N.V., BNP Paribas S.A. and J.P. Morgan plc as Mandated Lead Arrangers and Initial Original Lenders, Toronto Dominion (Texas) LLC (originally BNP Paribas) as facility agent and KBC Bank NV as security agent (the “Credit Facilities Agreement”).

Capitalized terms used but not otherwise defined in this letter have the meaning ascribed to them in the Credit Facilities Agreement.

We also refer to the following Telenet Additional Facilities (the “New Telenet Additional Facilities”) which we intend to implement upon receipt of the consents referred to below:

Facility Name	Maturity	Initial lender
Telenet Additional Facility D	31 December 2014	Telenet Mobile NV
Telenet Additional Facility E1	31 March 2015	Telenet Mobile NV
Telenet Additional Facility E2	31 March 2015	Telenet Mobile NV
Telenet Additional Facility F	31 July 2017	Telenet Mobile NV

(1)           One-off waiver of Clause 2.7(e)(ii) (Telenet Additional Facility) of the Credit Facilities Agreement

We hereby seek the consent of the Majority Lenders, in accordance with Clause 26.1 (Procedure) of the Credit Facilities Agreement, to waive their rights under Clause 2.7(e)(ii) (Telenet Additional Facility) of the Credit Facilities Agreement to permit the entry into the New Telenet Additional Facilities only by the Original Borrower, on the condition that any Term Loan A Facility Commitment, any Term Loan B1 Facility Commitment, any Term Loan B2A Facility Commitment, any Term Loan B2B Facility Commitment or any Term Loan C Facility Commitment acquired by Telenet Mobile NV shall be held at all times by Telenet Mobile NV or another member of the Group (other than the Company). We agree that any breach of this condition will constitute an immediate Event of Default under the Credit Facilities Agreement.

(2)           Amendment to the definition of “Final Maturity Date”

We hereby seek the consent of the Majority Lenders, in accordance with Clause 26.1 (Procedure) of the Credit Facilities Agreement, to amend the definition of Final Maturity Date in Clause 1.1 (Definitions) so that it reads as follows:

“Final Maturity Date means:

(a)           the Term Loan A Facility Final Maturity Date;

(b)           the Term Loan B1 Facility Final Maturity Date;

(c)           the Term Loan B2A Facility Final Maturity Date;

(d)           the Term Loan B2B Facility Final Maturity Date;

(e)           the Term Loan C Facility Final Maturity Date;

(f)            the Revolving Facility Final Maturity Date; or

(g)           the Final Maturity Date as set out in any Telenet Additional Facility Accession Agreement.”

(3)           Amendment to the Intercreditor Agreement

We hereby seek the consent of the Majority Senior Creditors (as defined in the Intercreditor Agreement), in accordance with Clause 21.2 (Amendments, waivers and consents) of the Intercreditor Agreement and the consent of the Majority Lenders in accordance with Clause 26.1 (Procedure) of the Credit Facilities Agreement, to:

(a)           amend Clause 20.2(d) (Obligors, Subordinated Debtors and new Intercompany Creditors and Debtors) of the Intercreditor Agreement so that it reads as follows:

“The Obligors must ensure that each member of the Group which is not already an Intercompany Creditor or an Intercompany Debtor but which is the creditor or debtor in respect of any indebtedness owed by an Obligor to another member of the Group (other than any such indebtedness which is comprised of Bank Debt) is bound by this Agreement as an Intercompany Creditor or an Intercompany Debtor, as appropriate, by executing and delivering to the Security Agent a Deed of Accession.”; and

(b)           replace the definition of ‘Intercompany Debt’ in Clause 1.1 (Definitions) of the Intercreditor Agreement with the following:

“Intercompany Debt means all indebtedness incurred by the Obligors or any of them to the Intercompany Creditors or any of them (other than indebtedness which is comprised of Bank Debt).”

(4)           Amendment to Clause 19.19 (Share capital) of the Credit Facilities Agreement

Telenet NV would like to proceed with a capital increase of up to EUR 1,000,000,000 by means of a conversion of reserves (in particular issue premiums) into capital without issuing additional shares.  This capital increase would be followed by a capital decrease of the same amount by means of incorporation of losses (the “First Capital Decrease”).  Subsequently, Telenet NV would like to decrease its capital by an amount of up to EUR 500,000,000 (the “Second Capital Decrease”).  It will, however, not disburse the amount of the Second Capital Decrease to its shareholders, Telenet BidCo NV (99.83%) and Telenet Group Holding NV (0.17%), and thus, interest-bearing receivables will be created for each such shareholder in the amount to which each is entitled as a consequence of the Second Capital Decrease.

The receivable in favour of Telenet BidCo NV will be permitted pursuant to Clause 19.15(a)(i) (Loans and guarantees) of the Credit Facilities Agreement.  The receivable in favour of Telenet Group Holding NV will be permitted pursuant to Clause 19.7(b) (Financial Indebtedness) of the Credit Facilities Agreement, provided that Telenet Group Holding NV is a party to the Intercreditor Agreement as a Subordinated Creditor (as defined in the Intercreditor Agreement) (which it will become).

The Second Capital Decrease, as between Telenet NV and Telenet Group Holding NV, will be permitted under Clause 19.19 (Share Capital) of the Credit Facilities Agreement (as a Permitted Payment under paragraph (a) of the definition of that term). However, Clause 19.19 (Share capital) of the Credit Facilities Agreement prohibits (i) the First Capital Decrease and (ii) the Second Capital Decrease (as between Telenet NV and Telenet BidCo NV). Neither would fall within the definition of ‘Permitted Payment’. In order to rectify this, we hereby seek the consent of the Majority Lenders, in accordance with Clause 26.1 (Procedure) of the Credit Facilities Agreement:

(i)            to treat both the First Capital Decrease and the Second Capital Decrease as “Permitted Payments”; and

(ii)           to replace Clause 19.19 (Share capital) of the Credit Facilities Agreement with the following:

“Each Obligor will not, and will procure that no member of the Group (other than in respect of such other members of the Group in order to permit a solvent reorganisation permitted under Clause 19.10(b)(iii) (Acquisitions and mergers)) will, reduce its capital or purchase or redeem any class of its shares or any other ownership interest in it, except to the extent the same: (a) constitutes a Permitted Payment; (b) is a payment to an Obligor (or, if not paid directly, results in the creation of a receivable from such Obligor towards the Obligor effecting the capital decrease or share redemption); (c) is a payment by a non-Obligor to another non-Obligor; (d) is carried out through an incorporation of losses; or (e) in the case of members of the Group other than Obligors, is otherwise permitted by Clause 19.13 (Restricted payments).”.

(5)           Amendment to Clause 1.1 (Definitions) of the Credit Facilities Agreement

We hereby seek the consent of the Majority Lenders, in accordance with Clause 26.1 (Procedure) of the Credit Facilities Agreement, to replace the definition of Qualifying Lender of the Credit Facilities Agreement with the following:

“Qualifying Lender means a Lender which is:

(a)          a credit institution established in a country of the European Economic Area or in a country with which the Kingdom of Belgium has concluded a Double Tax Treaty;

(b)          a “non-resident saver” within the meaning of Article 105, 50 of the Royal Decree implementing the Belgian Income Tax Code 1992;

(c)           a “professional investor” within the meaning of Article 105, 30 of the Royal Decree implementing the Belgian Income Tax Code 1992;

(d)          in the case of a U.S. Borrower only, a Lender which is not described in Clause 11.5 (U.S. Taxes) ; or

(e)           a company of a Member State that is associated with the Borrower within the meaning of Article 105, 6° of the Royal Decree implementing the Belgian Income Tax Code 1992 .”

(6)           Effectiveness

(a)                           In this letter, Effective Date means:

(i)            the date on which the Facility Agent notifies the Company and the Lenders that it has received all of the documents set out in the Schedule (Conditions precedent documents) to this letter, in form and substance satisfactory to the

Facility Agent (acting reasonably). The Facility Agent must give this notification as soon as reasonably practicable; or

(ii)           such later date as the Company and the Facility Agent may agree before the notification in sub-paragraph (i) above is given.

(b)           The amendments and waivers set out in paragraphs 1-5 above will take effect on the Effective Date.

(7)           Miscellaneous

(a)           Each Obligor hereby consents to the amendments and waivers contemplated by this letter and confirms that any guarantee or security given by it or created under a Finance Document will continue in full force and effect and extend to the liabilities and obligations of the Obligors to the Finance Parties under the Finance Documents as amended by this letter.

(b)           This letter is a Finance Document and this letter and any non-contractual obligations arising in connection with it are governed by English law.

If the Majority Lenders agree to this request please sign where marked below and return to us. If you have any questions or concerns, please feel free to contact Mr. Dieter Nieuwdorp at +32 15 335 862.

Yours faithfully,

On behalf of Telenet BidCo NV as Original Borrower and Original Guarantor

Authorized Signatory	Authorized Signatory

Name:	Name:
Title:	Title:

On behalf of Telenet NV as Original Guarantor

Authorized Signatory	Authorized Signatory

Name:	Name:
Title:	Title:

We confirm that the Majority Lenders and the Majority Senior Creditors (as defined in the Intercreditor Agreement) agree to the above.

On behalf of Toronto Dominion (Texas) LLC as Facility Agent

Authorized Signatory	Authorized Signatory

Name:	Name:
Title:	Title:

Date: August 25, 2009

On behalf of KBC Bank NV as Security Agent

Authorized Signatory	Authorized Signatory

Name:	Name:
Title:	Title:

Date:  August 25, 2009

SCHEDULE

CONDITIONS PRECEDENT DOCUMENTS

1.             A copy of the constitutional documents of each Obligor.

2.             A specimen of the signature of each person authorised on behalf of each Obligor to sign this letter.

3.             A copy of a resolution of the board of directors of each Obligor approving the terms of, and the transactions contemplated by, this letter.

4.             A copy of the minutes of the shareholders’ meeting of each Obligor and each Existing Security Provider (except for Telenet Group Holding NV):

(i)            approving for the purposes of article 556 of the Belgian Companies Act, the terms of and transactions contemplated by this letter; and

(ii)           authorising named persons to fulfil the formalities with the Registry of the Commercial Court of the registered office of such Obligor following the decision taken in accordance with the above.

5.             A certificate of an authorised signatory of each Obligor certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this letter.

6.             A certificate of an authorised signatory of each Existing Security Provider confirming that any security given by it or created under a Finance Document will continue in full force and effect and extend to the liabilities and obligations of the Obligors to the Finance Parties under the Finance Documents as amended by this letter.

7.             An instruction letter to the Facility Agent from Telenet Mobile NV and Telenet BidCo NV, providing inter alia that the rights of Telenet Mobile NV to receive repayment of any amounts under Facilities transferred to it are set off against a certain inter-company loan to be entered into between Telenet Mobile NV and Telenet BidCo NV.

8.             Evidence that Telenet Mobile NV has renounced its rights to receive the proceeds of any enforcement of any Security held in respect of the Facilities.

9.             A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

10.           A legal opinion of Allen & Overy LLP, Belgian legal advisers to the Facility Agent, addressed to the Finance Parties.